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EXHIBIT 23.1

                                     CONSENT

     We have issued our reports dated February 14, 2001, except for Note Y for which the date is April 5, 2002 accompanying the consolidated financial statements and schedule of Daw Technologies, Inc. and Subsidiaries, included in Amendment No. 1 to the Annual Report of Daw Technologies, Inc., on Form 10-K/A for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Daw Technologies, Inc., on Forms S-3 (File No. 33-73292 effective January 3, 1994, File No. 33-84224 effective March 20, 1995, File No. 33-93656 effective June 30, 1995, File No. 333-05541 effective July 15, 1996 and File No. 333-38350 effective September, 2000) and on Forms S-8 (File No. 33-93206 effective June 7, 1995 and File No. 333-03930 effective April 23, 1996).

                                               /s/ GRANT THORNTON LLP

Salt Lake City, Utah
April 5, 2002